
   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1998

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ALPHARMA INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

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
                       DELAWARE                                              22-2095212
           (STATE OR OTHER JURISDICTION OF                                (I.R.S. EMPLOYER
            INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                              ONE EXECUTIVE DRIVE
                           FORT LEE, NEW JERSEY 07024
                           TELEPHONE: (201) 947-7774
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S PRINCIPAL OFFICES)

                                JEFFREY E. SMITH
                                 ALPHARMA INC.
                              ONE EXECUTIVE DRIVE
                           FORT LEE, NEW JERSEY 07024
                           TELEPHONE: (201) 947-7774
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                               GLEN E. HESS, P.C.
                                KIRKLAND & ELLIS
                                CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 446-4800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                     PROPOSED
                                                                     MAXIMUM
                   TITLE OF EACH CLASS OF                           AGGREGATE               AMOUNT OF
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Warrants to Purchase Class A Common Stock...................           (2)                     (2)
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Class A Common Stock, par value $.20 per share..............       $28,240,883                $8,332
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(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the Warrants.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

PROSPECTUS

                                    ALPHARMA

                                 ALPHARMA INC.
                    1,149,754 SHARES OF CLASS A COMMON STOCK
         WARRANTS TO PURCHASE 1,149,754 SHARES OF CLASS A COMMON STOCK

     This Prospectus relates to (i) offers and sales of certain outstanding warrants to purchase up to 1,149,754 shares of Class A Stock (the "Registered Warrants") by the holders of the Registered Warrants specified under "Selling Securityholders" below who may be deemed to be affiliates of the Company (the "Selling Securityholders"); (ii) reoffers and resales by the Selling Securityholders of up to 1,149,754 shares of Class A Stock purchased by such persons upon exercise of their Registered Warrants; and (iii) issuances by the Company of up to 1,149,754 shares of the Company's Class A Common Stock, par value $.20 per share (the "Class A Stock"), upon exercise of the Registered Warrants.

     The Registered Warrants were issued by the Company in 1994 together with other warrants to purchase 2,669,846 shares of Class A Stock as part of the consideration for the acquisition of the human pharmaceutical, animal health and bulk antibiotics businesses of A.L. Industrier AS (formerly known as Apothekernes Laboratorium A.S), a Norwegian corporation ("A.L. Industrier"). As used in this Prospectus, the term "Warrants" means all warrants issued in such acquisition, including the Registered Warrants, and the term Warrant means the right represented by the Warrants to purchase 1.061 shares of Class A Stock.

     The exercise price of the Warrants is $20.69 per share of Class A Stock, subject to certain antidilution adjustments (the "Exercise Price"). The Warrants by their terms are exercisable at the holder's option until 5:00 p.m., New York City time, on January 3, 1999 (the "Expiration Date"). See "Description of the Capital Stock and Warrants" for a summary of the features of the Class A Stock and Warrants.

     The Company will not receive any of the proceeds from the sale of Warrants or Class A Stock by the Selling Securityholders, but will receive the exercise price upon the exercise of any Warrants. See "Use of Proceeds."

     The Class A Stock and the Warrants are listed on the New York Stock Exchange under the symbol "ALO." The closing sales prices of the Class A Stock and the Warrants on the New York Stock Exchange on September 17, 1998 was $24.5625 per share and $5.125 per Warrant, respectively.
                            ------------------------

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A STOCK AND THE WARRANTS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
THIS PROSPECTUS AND ANY SUPPLEMENT HERETO SHALL NOT CONSTITUTE AN OFFER TO SELL,
OR THE SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE CLASS A
STOCK OR WARRANTS TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO OR
SOLICITATION OF ANY PERSON IN ANY STATE OR JURISDICTION IN WHICH SUCH
SOLICITATION OR OFFER WOULD BE UNLAWFUL. ALL INFORMATION CONTAINED IN THIS
PROSPECTUS IS AS OF THE DATE OF THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES, CREATE AN
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE
THE DATE HEREOF, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO THE DATE HEREOF.

     NO ACTION HAS BEEN OR WILL BE TAKEN BY THE COMPANY THAT WOULD PERMIT A
PUBLIC OFFERING OF THE CLASS A STOCK OR THE WARRANTS OR THE CIRCULATION OR
DISTRIBUTION OF THIS PROSPECTUS OR ANY OFFERING MATERIAL IN RELATION TO THE
COMPANY, THE CLASS A STOCK OR THE WARRANTS IN ANY COUNTRY OR JURISDICTION WHERE
ACTION FOR THAT PURPOSE MAY BE REQUIRED OTHER THAN THE UNITED STATES.

                               TABLE OF CONTENTS

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
Special Note Regarding Forward-Looking Statements...........    2
Incorporation of Certain Documents by Reference.............    3
The Company.................................................    4
Risk Factors................................................    5
Possible Exchange Offer for Warrants........................    9
Use of Proceeds.............................................   10
Description of Capital Stock and Warrants...................   10
Selling Securityholders.....................................   12
Plan of Distribution........................................   13
Legal Matters...............................................   14
Experts.....................................................   14
Available Information.......................................   14

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements under the captions "The Company," "Risk Factors," and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the following: leverage; acquisition strategy; competition; government regulation; foreign operations, including currency fluctuations; fluctuations in operating results; dependence on single sources of raw material supply and manufacture; third party reimbursement pricing pressures; potential liability for current products; and other factors referenced in this Prospectus or in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "Risk Factors."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated by reference into this Prospectus: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; the Company's Current Report on Form 8-K dated March 30, 1998; the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998 and June 30, 1998, respectively; and the Company's Current Report on Form 8-K dated May 7, 1998, as supplemented by Form 8-K/A dated July 21, 1998. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Warrants and shares of Class A Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                                  THE COMPANY

     Alpharma is a multinational pharmaceutical company that develops, manufactures and markets specialty human pharmaceutical and animal health products. The Company manufactures and markets approximately 600 pharmaceutical products for human use and 40 animal health products. The Company conducts business in more than 50 countries and has approximately 3,000 employees at 38 sites in 21 countries. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company generated revenue of approximately $500 million and $266 million, respectively, and operating income of approximately $47 million and $25 million, respectively.

     The Company's human pharmaceutical business is the largest manufacturer and marketer of generic liquid and topical pharmaceuticals in the U.S. The Company has a leading position in branded generic pharmaceuticals in the Nordic countries. It also has an expanding presence internationally, particularly in Europe, where the Company obtained a substantial generic pharmaceutical market presence in the U.K. through the May 7, 1998 acquisition of Arthur H. Cox and Co. Ltd. and related marketing subsidiaries (the "Cox Acquisition"). In addition, the Company is the world's leading producer of bacitracin, zinc bacitracin and polymixin, which are important pharmaceutical grade antibiotics. The human pharmaceutical segment generated approximately $327 million and $183 million of revenue for the year ended December 31, 1997 and the six months ended June 30, 1998.

     The Company's animal health business is a leading provider of animal feed additives for the poultry and swine industries, as well as vaccines for the aquaculture industry. The animal health segment generated approximately $173 million and $83 million of revenue for the year ended December 31, 1997 and the six months ended June 30, 1998.

     Alpharma has spent over $30 million annually over the last three years on research and development for new products, technologies and proprietary processes. In human pharmaceuticals, these activities have focused on known chemical entities and proprietary technologies. Its animal health and fine chemicals divisions utilize the Company's expertise in fermentation, specialized recovery and purification technologies in the development of new products and technologies. In the U.S., the Company has 20 animal health product applications pending, 14 of which are for approval to use an existing Company product in combination with another existing Company or third-party product. Internationally, Alpharma has 34 foreign product applications pending, substantially all of which seek approval to sell an existing Company product in a new foreign market. In its aquaculture business, the Company has four additional fish vaccine product applications pending in various countries.

     The Company's strategy is to increase revenue and profitability by (i) building upon its market leadership positions; (ii) leveraging its manufacturing strengths; (iii) accelerating research and development; (iv) expanding markets globally; and (v) pursuing complementary acquisitions that can provide new products and market opportunities as well as leverage existing assets.

     The Company was originally organized as A.L. Laboratories, Inc., a wholly owned subsidiary of A.L. Industrier A.S. ("Industrier"), a Norwegian healthcare company (previously named Apothekernes Laboratorium A.S.) and subsequently changed its name to Alpharma Inc. to operate worldwide as one corporate entity. In 1994, the Company acquired the complementary human pharmaceutical, animal health and fine chemicals businesses of Industrier. The Company issued the Warrants, including the Registered Warrants offered hereby, to the shareholders of Industrier as part of the consideration paid by the Company in such acquisition.

                                  RISK FACTORS

     In addition to the other information included or incorporated in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before making an investment in the Warrants or shares of Class A Stock offered hereby.

GOVERNMENT REGULATION

     The research, development, manufacturing and marketing of the Company's products are subject to extensive government regulation by either the FDA or the U.S. Department of Agriculture ("USDA"), as well as by the Drug Enforcement Administration ("DEA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission ("CPSC"), and by comparable authorities in the EU, Norway, Indonesia and other countries. Although Norway is not a member of the EU, it is a member of the European Economic Association and, as such, has accepted all EU regulations with respect to pharmaceuticals. Government regulation includes detailed inspection of and controls over testing, manufacturing, safety, efficacy labeling, storage, recordkeeping, approval, advertising, promotion, sale and distribution of pharmaceutical products. Noncompliance with applicable requirements can result in civil or criminal fines, recall or seizure of products, total or partial suspension of production and/or distribution, debarment of individuals or the Company from obtaining new generic drug approvals, refusal of the government to approve new products and criminal prosecution. Such government regulation substantially increases the cost of producing human pharmaceutical and animal health products.

     In the U.S., the FDA has imposed stringent regulatory requirements relating to the operation of manufacturing plants. The Company's U.S. manufacturing facilities, as well as two of the Company's European plants that manufacture products for export to the U.S. and certain of its contract manufacturers, are affected in that they are required to comply with the U.S. manufacturing regulations. Failure to demonstrate compliance during periodic inspections could lead to a cessation or curtailment of plant operations. Similar regulatory requirements exist in the foreign countries where the Company or its contract manufacturers have facilities and in certain countries where the Company sells its products, and non-compliance could lead to adverse events similar to those described above.

     The Company and its subsidiaries have filed applications to market pharmaceutical and animal health products with regulatory agencies both in the U.S. and internationally. The timing of receipt of approvals of these applications, and the timing of such receipt, can significantly affect future revenues and income. This is particularly important with respect to human pharmaceuticals where it is the Company's strategy to obtain regulatory approval to market a generic formulation as soon as third party's patent protection ends and prior to the price erosion normally caused by the entry of other generic competitors. There can be no assurance that new product approvals will be obtained in a timely manner, if ever. Failure to obtain such approvals, or to obtain such approvals when expected, could have a material adverse effect on the Company's business, results of operations, and financial condition.

     The Company's animal health products, such as feed additives, could be affected by legislation or regulatory rulings reportedly under consideration in one or more countries restricting the sale of products containing antibiotics. Based upon public reports, the Company understands that the governments of certain European countries have banned the sale of certain of such products. The Company cannot predict whether such initiatives will ultimately affect its products. Any such restrictive legislation or regulation in Norway or the U.S. would have a significant effect on the Company's business.

     Regulatory compliance impacts operating expenses directly by requiring the addition of personnel, programs and capital and indirectly by adding activities without directly increasing efficiency. The costs both direct and indirect of regulatory compliance (which have increased in recent years) may continue to increase in the future.

RISKS ASSOCIATED WITH LEVERAGE

     As of June 30, 1998, the Company had total outstanding long-term indebtedness of approximately $437 million, or approximately 65% of the Company's total capitalization. In addition, the Company may incur additional indebtedness through borrowings (up to $73 million as of June 30, 1998) under its various credit agreements, subject to the satisfaction of certain financial tests and maintenance of certain financial ratios. The degree to which the Company is leveraged could have important consequences to the Company, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited or impaired; (ii) the Company's operating flexibility with respect to certain matters is limited by covenants contained in the credit agreements, which limit the ability of the Company's operating subsidiaries to incur additional indebtedness and contingent liabilities, grant liens, pay dividends, make investments, prepay other indebtedness or engage in certain asset sales, acquisitions, joint ventures, mergers and consolidations; and (iii) the Company's degree of leverage may make it more vulnerable to economic downturns, may limit its ability to pursue other business opportunities and may reduce its flexibility in responding to changing business and economic conditions. In addition, the Company believes that it has greater leverage on its balance sheet than many of its competitors. Under the currently existing credit agreements, a material portion of the Company's bank indebtedness matures in 2000 and the Company could require additional equity financing by December 31, 1998 in order to comply with a certain leverage ratio. However, the Company expects to refinance most of its bank indebtedness by the end of 1998, and is presently negotiating a new bank credit agreement which would extend the maturity of its bank indebtedness, increase interest costs and provide greater flexibility under the various debt covenants. Although the terms of a new bank agreement have been approved in principal, there can be no assurance that the new arrangement will be completed as presently contemplated.

     In connection with potential acquisitions, the Company may incur additional indebtedness, in which event the Company's leverage would be increased.

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company has intensified its search for acquisitions which will provide new product and market opportunities, leverage existing assets and add critical mass. The Company is actively evaluating various acquisition possibilities, including joint ventures and licensing arrangements. On May 7, 1998, the Company completed the Cox Acquisition. The Company cannot predict whether any additional acquisition which meets its criteria will be available on terms acceptable to the Company, that financing for any such acquisitions will be available on satisfactory terms, that the Company will be able to accomplish its strategic objectives as a result of any such acquisition, that any business or assets acquired by the Company will be integrated successfully into the Company's operations or that such integration will not involve significant costs. Given other transactions in the pharmaceutical industry, and the values of potential acquisition targets, the Cox Acquisition was, and any future acquisitions could, initially be dilutive to the Company's earnings and may add significant intangible assets and related goodwill amortization charges. Depending upon the timing and success of the Company's acquisition strategy and other corporate developments, the Company may seek additional debt or equity financing, resulting in additional leverage and dilution of ownership, respectively. There can be no assurance that the Company's acquisition strategy, or any other component of its growth strategy, will be successful.

FOREIGN OPERATIONS; RISK OF CURRENCY FLUCTUATION

     The Company's foreign operations are subject to various risks which are not present in domestic operations, including, in certain countries, currency exchange fluctuations and restrictions, restrictions on imports, government price controls, restrictions on the level of remittance of dividends, interest, royalties and other payments, the need for governmental approval of new operations, the continuation of existing operations and other corporate actions, political instability, the possibility of expropriation and uncertainty as to the enforceability of commercial rights, trademarks and other proprietary rights.

     The Company's Far East operations, particularly Indonesia where the Company has a manufacturing facility, are being affected by the wide currency fluctuations and decreased economic activity in many countries in such geographical areas and by the social and political unrest in Indonesia. While the Company's present exposure to economic factors in the Far East is not material, the region is an important area for the Company's anticipated future growth.

     While from time to time the Company may engage in hedging activities, the Company cannot predict future currency fluctuations or future governmental regulatory actions or their impact on the Company.

FLUCTUATING OPERATING RESULTS

     The Company has experienced in the past, and will experience in the future, variations in revenues and net income as a result of many factors, including past and potential acquisitions, the level of selling, general and administrative expenses, the general condition of the pharmaceutical industry, and industry announcements and releases of new products. The Company's planned operating expenditures and certain capital expenditure programs are based on sales forecasts. If revenues are below expectations in any given period, operating results could be materially adversely affected. Additionally, the Company's operating results could be adversely affected by delays in the introduction of new products.

COMPETITION

     All of the Company's businesses operate in highly competitive markets and many of the Company's competitors are substantially larger and have greater financial, technical and marketing resources than the Company. As a result, the Company may be at a disadvantage in its ability to develop new products to meet competitive demands. In addition, once a product is approved, the Company may not be able to market its product (or establish a favorable market price) as effectively as larger competitors.

     The U.S. generic pharmaceutical industry has historically been characterized by intense competition. As patents for brand-name products and other bases for market exclusivity expire, prices typically decline as generic competitors enter the marketplace. Normally, there is a further unit price decline as the number of generic competitors increase causing an intensifying of competitive pricing. The timing of these price decreases as to any particular product is unpredictable and can result in a significantly curtailed profitable generic product life-cycle. In addition brand-name manufacturers frequently take actions to prevent or discourage the use of generic equivalents through marketing and regulatory activities and litigation.

     Generic pharmaceutical market conditions in the U.S. were further exacerbated in the second half of 1996 by a fundamental shift in industry distribution, purchasing and stocking patterns resulting from increased importance of sales to major wholesalers and a concurrent reduction in sales to private label generic distributors. The Company believes that this trend continues to date. Wholesaler programs generally require lower prices on products sold, lower inventory levels kept at the wholesaler and fewer manufacturers selected to provide products to the wholesaler's own marketing programs.

     The factors which have adversely affected the U.S. generic pharmaceutical industry may also affect some or all of the markets in which the International Pharmaceutical Division operates. In addition, in Europe the Company is encountering price pressure from parallel imports (i.e., imports of identical products from lower priced markets under European Union ("EU") laws of free movement of goods) and general governmental initiatives to reduce drug prices. Parallel imports could lead to lower volume growth and both parallel imports and governmental cost containment could create downward pressure on prices in certain product and geographical market areas including the Nordic countries where the Company has significant sales.

     The Company has been and will continue to be affected by the competitive and changing nature of this industry. Accordingly, because of competition, the significance of relatively few major customers (e.g., large wholesalers and chain stores), a rapidly changing market and uncertainty of timing of new product approvals, the sales volume, prices and profits of the Company's U.S. and International Pharmaceutical Divisions and its generic competitors are subject to unforeseen fluctuation.

DEPENDENCE ON SINGLE SOURCES OF RAW MATERIAL SUPPLY AND CONTRACT MANUFACTURERS

     Raw materials used in certain human pharmaceutical products are currently sourced from single qualified suppliers, both foreign and domestic, and certain products sold by the Company are purchased from single contract manufacturers. Although the Company has not experienced difficulty to date in acquiring active raw materials, other materials for production development, or products purchased from contract manufacturers, there can be no assurance that supply interruptions will not occur in the future or that the Company will not have to obtain substitute materials or products, which would require additional product validations and regulatory submissions. Further, there can be no assurance that contract manufacturers that supply the Company will continue to do so. Any such interruption of supply could have a material adverse effect on the Company's ability to manufacture products, to sell products manufactured under contract or to obtain or maintain regulatory approval of such products.

THIRD PARTY REIMBURSEMENT PRICING PRESSURES

     The Company's commercial success in producing, marketing and selling generic pharmaceutical products will depend, in part, on the availability of adequate reimbursement from third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. There can be no assurance that reimbursement will be available to enable the Company to maintain its present product price levels. In addition, the market for the Company's human pharmaceutical products may be limited by actions of third-party payers. For example, many managed health care organizations are now controlling the pharmaceutical products for which reimbursement will be provided. The resulting competition among pharmaceutical companies to place their products on these approved lists has created a trend of downward pricing pressure in the industry. There can be no assurance that the Company's products will be included on the approved lists of managed care organizations or that downward pricing pressures in the industry generally will not negatively impact the Company's business, results of operations and financial condition.

POTENTIAL LIABILITY FOR CURRENT PRODUCTS

     Continuing studies of the proper utilization, safety, and efficacy of pharmaceuticals and other health care products are being conducted by the industry, government agencies and others. Such studies, which increasingly employ sophisticated methods and techniques, can call into question the utilization, safety and efficacy of previously marketed products and in some cases have resulted, and may in the future result, in the discontinuance of their marketing and, in certain countries, give rise to claims for damages from persons who believe they have been injured as a result of their use. The Company's business, results of operations and financial condition could be materially adversely affected by the assertion of such a product liability claim.

RELATIONSHIP OF THE COMPANY AND INDUSTRIER; CONTROLLING STOCKHOLDER; CONFLICTS OF INTEREST

     Industrier, as the beneficial owner of 100% of the outstanding shares of the Company's Class B Common Stock, par value $.20 per share (the "Class B Stock") is presently entitled to elect two-thirds of the members of the Company's Board of Directors and to cast in excess of a majority of the votes generally entitled to be cast on matters presented to the Company's stockholders. Accordingly, Industrier controls the Company and its policies. At June 30, 1998 there were 9,500,000 shares of Class B Stock outstanding, which shares represented approximately 37% of the total Common Stock outstanding. Industrier's ownership of the Class B Stock has the effect of preventing hostile takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. Approximately 50% of the Class B Stock is pledged by Industrier to its lenders. Industrier also beneficially owns a convertible note of the Company in the principal amount of $67,850,000, which may convert upon the occurrence of certain events after April 6, 2001 into 2,372,896 shares of Class B Stock.

     E.W. Sissener, Chairman and Chief Executive Officer of the Company, is also Chairman of Industrier and controls Industrier. Gert Munthe, President and Chief Operating Officer of the Company, is a director of Industrier. Mr. Sissener controls a majority of Industrier's outstanding shares and thus may be deemed the indirect controlling stockholder of the Company. The Company and Industrier engage in various transactions from time to time, including the provision of administrative services and the sale of certain products, and conflicts of interest are present with respect to the terms of such transactions. The Company believes that contractual arrangements with Industrier are no less favorable to the Company than other third party contracts that are negotiated on an arm's length basis. All contractual arrangements between the Company and Industrier are subject to approval by, or ratification of, a committee of the Board of Directors of the Company consisting of one or more directors, who are unaffiliated with Industrier, as to the fairness of the terms and conditions of such arrangements to the Company.

EFFECTS OF OUTSTANDING WARRANTS

     There are Warrants to purchase 3,819,600 shares of Class A Stock outstanding at an Exercise Price, subject to adjustment, of $20.69 per share. The Warrants expire on January 3, 1999. Purchases and sales of the Warrants may affect the market price of the Class A Stock. The Company believes that certain persons acquiring or holding Warrants may engage in short sales of shares of Class A Stock in hedging or arbitrage transactions.

     Exercise of the Warrants will cause dilution to the Company's common stockholders, and the terms on which the Company may obtain financing may be affected by the existence of the Warrants. The possibility for the exercise of large amounts of Warrants and subsequent resale of shares of Class A Stock may affect the market value of the Company's Common Stock and may cause volatility in the market for such securities, both before and after the expiration date of the Warrants.

POSSIBLE STOCK PRICE VOLATILITY

     The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Class A Stock, like the stock prices of many publicly traded pharmaceutical companies, has been and may continue to be highly volatile. The sale by the Company's major shareholders or members of the Company's management of shares of Common Stock, announcements of technological innovations or new commercial products by the Company or its competitors, publicity regarding actual or potential medical results relating to marketed products, regulatory developments in either the U.S. or foreign countries, public concern as to the safety of pharmaceutical products, factors present in foreign operations, the loss of suppliers or contract manufacturers, third party reimbursement pressures, potential liability for current products and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Class A Stock. Transactions involving the Warrants may also increase the volatility of the price of the Class A Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial numbers of shares of Class A Stock in the public market could adversely affect the market price of the Company's Class A Stock. In addition to the shares purchasable on exercise of the Warrants, 9,500,000 shares of Class B Stock, all of which are held by Industrier, are exchangeable into shares of Class A Stock, on a one for one basis, although Industrier has agreed not to sell any shares of Class B Stock or convert any Class B Stock into Class A Stock until after October 31, 1999. See "Description of Capital Stock and Warrants."

                      POSSIBLE EXCHANGE OFFER FOR WARRANTS

     In view of the possible effects of the Warrants and other factors, the Company announced on August 6, 1998, that its Board of Directors was considering making an offer to all holders of the Warrants to exchange Warrants for shares of Class A Stock at an exchange ratio based on the market value of the Class A Stock at the time of the exchange plus a premium of up to $1.00 per share. If the Board determined to proceed with such exchange offer, it would occur in late October and the first half of November. The decision of whether to proceed with the exchange offer and the specific terms thereof (including the amount of premium) are subject to Board determination and the Board intends to consider the matter in early October, 1998. There can be no assurance that the Company will make the exchange offer under consideration or any other offer to acquire the Warrants.

                                USE OF PROCEEDS

     If the Warrants are exercised, the Company will receive the Exercise Price multiplied by the number of shares of Class A Stock being purchased upon exercise of such Warrants. If all of the Registered Warrants are exercised, the Company will receive proceeds of approximately $23.78 million. If all of the Warrants (including the Registered Warrants) are exercised, the Company will receive proceeds of approximately $79.03 million. Such proceeds would be used for general corporate purposes, including funding of working capital and repayment of debt. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities. The Company will not receive any of the proceeds upon the sale of the Warrants or shares of Class A Stock by the Selling Securityholders. The Company is considering making an offer to exchange Warrants for shares of Class A Stock as described under "Possible Exchange Offer for Warrants", which would eliminate any cash proceeds to the Company.

                   DESCRIPTION OF CAPITAL STOCK AND WARRANTS

     The Company's authorized capital stock currently consists of: (i) 40,000,000 shares of Class A Stock, of which 15,914,454 shares were issued and outstanding as of June 30, 1998, (ii) 15,000,000 shares of Class B Stock, of which 9,500,000 shares were issued and outstanding as of June 30, 1998, and
(iii) 500,000 shares of Preferred Stock, par value $1.00 per share, of which none were issued and outstanding as of June 30, 1998. The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws is a summary of all material terms of the Company's capital stock and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and By-laws, copies of which have been filed with the Commission. As of June 30, 1998, the Class A Stock was held of record by 1,199 stockholders.

COMMON STOCK

     The Class A Stock and the Class B Stock are identical in all respects, including with respect to the right to receive dividends, except as follows: (i) the holders of the Class A Stock are currently entitled as a class to elect
33 1/3% of the Board of Directors (rounded to the nearest whole number, but not less than two members of the Company's Board of Directors), and the holders of the Class B Stock are entitled as a class to elect the remaining directors; (ii) on all other matters submitted to a vote of stockholders, the holders of the Class A Stock are entitled to one vote per share of Class A Stock held, and the holders of the Class B Stock are entitled to four votes per share of Class B Stock held; (iii) the holders of the Class B Stock have the right at any time and from time to time to convert each share of Class B Stock into one share of Class A Stock; and (iv) shares of Class A Stock may be declared and paid as dividends on shares of both Class A Stock and Class B Stock, shares of Class B Stock may be declared and paid as dividends on shares of Class A Stock and shares of Class B Stock may be declared and paid as dividends on shares of Class B Stock and in any such case the same number of shares must be declared and paid as dividends in respect of each outstanding share of Class A Stock and each outstanding share of Class B Stock. The special voting rights of the holders of the Class A Stock as reflected in clause (i) above terminate if the number of outstanding shares of Class A Stock is less than 10% of the aggregate number of outstanding shares of Class A Stock and Class B Stock, and the special voting rights of the holders of the Class B Stock as reflected in clauses (i) and (ii) above terminate if the number of outstanding shares of Class B Stock is less than 12 1/2% of such aggregate number, in each case as determined on the record for the stockholder vote.

     The Company may not subdivide or combine either class of Common Stock without at the same time combining or subdividing shares of the other class of Common Stock in the same proportion. Upon liquidation of the Company, holders of the Class A Stock and the Class B Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company, and payments due in respect of any other senior securities of the Company, including any shares of Preferred Stock. Holders of Common Stock do not have cumulative voting rights or preemptive, subscription or, except as set forth above with respect to the Class B Stock, conversion rights.

PREFERRED STOCK

     The Preferred Stock may be issued in one or more series, with such designations, relative rights, powers, priorities, preferences and limitations thereof as the Board of Directors, without any stockholder action, may determine, provided that the right of the holders of Class A Stock, voting as a class, to elect no less than 25% of the Board of Directors may not be limited by the grant of voting rights to any series of Preferred Stock.

WARRANTS

     General. There are 3,600,000 outstanding Warrants, representing rights to purchase 3,819,600 shares of Class A Stock. The Warrants have been issued in registered form pursuant to the terms of a warrant agreement (the "Warrant Agreement") dated October 3, 1994 between the Company and The First National Bank of Boston, as the warrant agent (the "Warrant Agent"), a copy of which is filed as an exhibit hereto and incorporated herein by reference. The statements herein relating to the Warrants and the Warrant Agreement are summaries and are subject to the detailed provisions of the Warrant Agreement, to which reference is hereby made for a complete statement of those provisions. Whenever particular provisions of the Warrant Agreement or terms defined therein are referred to herein, those provisions or definitions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by that reference.

     Exercise of Warrants. Each Warrant currently entitles the registered holder thereof to purchase 1.061 shares of Class A Stock at the Exercise Price of $20.69 per share, subject to certain antidilution adjustments. The Exercise Price is payable in cash only. The Warrants are exercisable, at the holder's option, as a whole or from time to time in part at any time until 5:00 p.m., New York City time, on January 3, 1999 in accordance with the terms of the Warrants and the Warrant Agreement. The Company may at its option extend the Expiration Date of the Warrants for such period as it may determine. However, with respect to any Warrants in which the Selling Securityholders or other affiliates of the Company have an interest, any such change in the terms of the Warrants is subject to certain restrictions on transactions with interested parties pursuant to the General Corporation Law of the State of Delaware. Notice of such change in the Expiration Date will be given to the Warrant Agent and the holders of the Warrants. The Company will not be required to issue any fractional shares of Class A Stock or, under certain circumstances, any fractional Warrants. Holders of Warrants will receive cash in lieu of any such fractional shares or Warrants.

     Certain Adjustments. No adjustment in the Exercise Price or the number of shares of Class A Stock purchasable upon exercise of the Warrants will be made for any cash dividends or distributions payable out of consolidated earnings or earned surplus. The Exercise Price and the number of shares of Class A Stock purchasable upon exercise of each Warrant are subject to adjustment upon (1) the payment of a dividend by the Company on its shares of Class A Stock in shares of Class A Stock or Class B Stock, (2) any subdivision, combination, or reclassification of the Class A Stock, (3) any distribution by the Company generally to the holders of the Class A Stock of certain rights, options, or warrants to subscribe for or purchase shares of Class A Stock at a price per share lower than the then current market price per share, or (4) any distribution by the Company generally to the holders of the Class A Stock of evidences of indebtedness or assets (excluding certain cash dividends or distributions), or other rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase Class A Stock. No adjustment in the Exercise Price or the number of shares of Class A Stock purchasable upon exercise of the Warrants will be required until cumulative adjustments would require a change of at least 1% in the number of shares of Class A Stock purchasable upon exercise of the Warrants. In lieu of adjusting the number of shares of Class A Stock issuable upon exercise of each Warrant, the Company may elect to adjust the number of outstanding Warrants.

     Notwithstanding the foregoing, in case of a consolidation, merger, sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Warrant shall continue to have the right to exercise the Warrant for the kind and amount of shares and other securities and property receivable by a holder of the number of shares of Class A Stock for which such Warrants were exercisable immediately prior thereto.

     Transferability. Any Warrant may be transferred, split up, combined or exchanged for another Warrant or Warrants entitling the registered holder thereof to purchase a like number of shares of Class A Stock as the Warrant certificate or certificates surrendered. Certificates may be exchanged for other certificates in different denominations representing Warrants to purchase the same aggregate number of shares at any time.

     No Rights as Holder of Class A Stock. No holder of Warrants shall be entitled to vote or consent or receive dividends or be deemed for any other purpose the holder of Class A Stock or of any other securities of the Company that may at any time be issuable upon the exercise of the Warrants until the Warrants are properly exercised as provided in the Warrant Agreement.

     Certain Registration Rights. The Warrants were issued by the Company in 1994 pursuant to exemptions from the registration requirements of the Securities Act in reliance on Regulation S promulgated under, and Section 4(2) of, the Securities Act. Pursuant to the Warrant Agreement the Company is obligated to file the Registration Statement of which this Prospectus is a part of with respect to the Registered Warrants and the Class A Stock purchasable on exercise thereof. The Company also filed pursuant to the Warrant Agreement a registration statement which became effective in 1995 ("1995 Registration Statement") with respect to all Warrants other than the Registered Warrants and the Class A Stock purchasable on exercise thereof. The 1995 Registration Statement and the registration statement of which this Prospectus is a part are herein referred to as the "Registration Statements." The Company is obligated to use its best efforts to keep the Registration Statements continuously effective until the tenth business day following the Expiration Date until the earlier of (x) such time as may be necessary to permit sale of shares of Class A Stock acquired on exercise of any Warrants by an affiliate of the Company or (y) the second anniversary of the Expiration Date.

                            SELLING SECURITYHOLDERS

     The following table sets forth: (i) the name of each Selling
Securityholder; (ii) the number and percentage of Warrants beneficially owned by each Selling Securityholder as of August 28, 1998; (iii) the number of Registered Warrants which may be offered for the account of each Selling Securityholder under the Prospectus; and (iv) the number and percentage of shares of Class A Stock which may be purchased pursuant to the Registered Warrants and which may be offered under this Prospectus.

                            NUMBER AND PERCENT         NUMBER OF
                          OF SHARES PURCHASABLE    SHARES PURCHASABLE
                              UPON EXERCISE         UPON EXERCISE OF                                  PERCENT OF
NAME OF SELLING                OF WARRANTS             REGISTERED       PERCENT OF   CLASS A STOCK      COMMON
SECURITYHOLDER              BENEFICIALLY OWNED          WARRANTS         WARRANTS    OFFERED HEREBY    STOCK(2)
---------------           ----------------------   ------------------   ----------   --------------   ----------
E.W. Sissener...........    722,720.00(1)  18.9%        489,470.46        12.8%         489,470.46        1.7%
AS Swekk................    660,284.10     17.3%        660,284.10        17.3%         660,284.10        2.3%
                          ------------                ------------        -----       ------------
Total offered hereby....  1,383,004.10                1,149,754.56        30.1%       1,149,754.56

---------------
(1) Includes 233,250 Warrants which are owned by a family trust and by Mr. E.W. Sissener's wife and which (together with the shares of Class A Stock purchasable upon exercise thereof) were registered under the 1995 Registration Statement. Does not include Warrants owned by AS Swekk, a family Norwegian corporation of which Mr. Sissener is Chairman of the Board and controlling shareholder since AS Swekk is separately listed as a Selling Securityholder. In addition to the Warrants and shares of Class A Stock purchasable upon exercise thereof which are beneficially owned by Mr. Sissener, he is Chairman of the Board and controlling shareholder of Industrier which beneficially owns 9,500,000 shares of the Company's Class B Stock and a convertible subordinated note of the Company in the principal amount of $67,850,000, which note may convert upon the occurrence of certain events after April 6, 2001 into 2,372,896 shares of Class B Stock, subject to antidilution adjustment. See "Risk Factors -- Relationship of the Company and Industrier; Controlling Shareholder; Conflict of Interest."

(2) At June 30, 1998, the Company had 15,914,454 outstanding shares of Class A Stock and 9,500,000 shares of Class B Stock. The percentage in the table is based on the aggregate number of shares of Class A Stock and Class B Stock outstanding at June 30, 1998, assuming exercise of all outstanding Warrants.

                              PLAN OF DISTRIBUTION

DISTRIBUTION OF CLASS A STOCK BY THE COMPANY

     Upon the exercise of each Registered Warrant from time to time, the Company shall deliver the shares of Class A Stock to the Warrant Agent for delivery to the holder who is exercising such Warrant. The Registered Warrants are exercisable at the option of the holder thereof on or after the date hereof prior to the Expiration Date.

DISTRIBUTION OF WARRANTS AND WARRANTS SHARES BY SELLING SECURITYHOLDERS

     The Company has been advised that the Selling Securityholders may sell their Registered Warrants and/or the shares of Class A Stock purchasable on exercise of such Warrants from time to time in one or more of the following:

          (a) privately negotiated transactions between the Selling Securityholders and a purchaser;

          (b) offerings through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of such securities for whom they act as agents;

          (c) transactions or distributions (including block trades) on the New York Stock Exchange or other United States or foreign stock exchanges where unlisted trading privileges are available;

          (d) transactions or distributions in the over-the-counter market;

          (e) sales through broker-dealers (whether or not on exchanges) acting as agents for the Selling Securityholder or to broker-dealers who may purchase the securities as principals and thereafter sell such securities; or

          (f) where applicable, a combination of any of the foregoing.

     In addition, any Registered Warrants or shares of Class A Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus.

     Pursuant to the Warrant Agreement, if the Selling Stockholders and/or other original holders of not less than 25% of the outstanding Warrants so request, the Company has agreed to enter into an underwriting agreement with such holders and an investment banking firm containing customary representations, warranties and provisions relating to indemnification and contribution. In addition, the Company has agreed to use its reasonable efforts to cooperate with such investment banking firm to facilitate any such offering. Any underwriter will be identified, and any underwriting compensation paid by the Selling Securityholder to underwriters or agents in connection with the offering of the Warrants or shares of Class A Stock purchasable on exercise of such warrants and any discounts, concessions or commissions allowed by underwriters to participating dealers will be described, to the extent required, in a prospectus supplement. In addition, upon notification to the Company by a Selling Securityholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus identifying the participating brokers or dealers and describing any compensation to be paid by the Selling Securityholder to such person will be filed with the Commission, if required, pursuant to Rule 424 under the Securities Act. Underwriters, dealers and agents participating in the distribution of the Warrants or shares of Class A Stock purchasable on exercise of such warrants may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Warrants or shares of Class A Stock purchasable on exercise of such warrants may be deemed to be underwriting discounts and commissions under the Securities Act.

     See "Description of Capital Stock and Warrants -- Warrants -- Certain Registration Rights" for information about the Company's obligation to use its best efforts to keep the Registration Statement effective.

     Pursuant to the Warrant Agreement, the Company has agreed to indemnify the holders of Warrants and shares of Class A Stock purchasable on exercise of such warrants and each person who controls such holder, and each holder of Warrants or shares of Class A Stock purchasable on exercise of such warrants will indemnify the Company and each person who controls the Company, against certain liabilities, including liabilities under the Securities Act, relating to the Registration Statements.

     Pursuant to the Warrant Agreement, the Company is obligated to pay all out-of-pocket expenses (other than underwriting discounts and commissions) incurred in connection with the Registration Statements, including, without limitation, all Commission and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, fees and disbursements of the Company's and the Warrantholders' counsel (provided however that the Warrantholders are only entitled to one counsel as a group selected by the holders of a majority of the shares of Class A Stock covered thereby) and accountants and fees and disbursements of experts used by the Company in connection with such registration. The Selling Securityholders are solely responsible from paying any underwriting or brokerage discounts or commissions with respect to the sale of their Warrants and shares of Class A Stock offered hereby.

     The Company announced on August 6, 1998, that its Board of Directors was considering making an offer to all holders of the Warrants to exchange Warrants for shares of Class A Stock at an exchange ratio based on the market value of the Class A Stock at the time of the exchange plus a premium of up to $1.00. If the Board determined to proceed with such exchange offer, it would occur in late October and the first half of November. The decision of whether to proceed with exchange offer and the specific terms thereof (including the amount of premium) is subject to Board determination and the Board intends to consider the matter in early October, 1998. There can be no assurance that the Company will make the exchange offer under consideration or any other offer to acquire the Warrants.

                                 LEGAL MATTERS

     The validity of the issuance of the Registered Warrants and shares of Class A Stock purchasable on exercise thereof will be passed upon for the Company by Kirkland & Ellis. Mr. Glen E. Hess has been a director of the Company since 1983. Mr. Hess's professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed significant legal services for the Company.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement," which term shall include any amendments thereto) on Form S-3 under the Securities Act of 1933 (the "Securities Act"), with respect to the Registered Warrants and the shares of Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission referred to below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Class A Common Stock and the Warrants are listed on the NYSE, and copies of reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses of the Registrant in connection with the registration of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Commission and the NYSE.

Securities and Exchange Commission registration fee.........  $ 8,332
Legal fees and expenses.....................................   35,000
Accounting fees and expenses................................   10,000
Miscellaneous...............................................    6,668
                                                              -------
          Total.............................................  $50,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Restated Certificate of Incorporation of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

ITEM 16.  EXHIBITS.

     The following exhibits are filed pursuant to Item 601 of Regulation S-K:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1     Warrant Agreement (the "Warrant Agreement") dated October 3,
          1994 between the Company and the First National Bank of
          Boston, as Warrant Agent (incorporated by reference to the
          Registrant's Annual Report on Form 10-K for the year ended
          December 31, 1994).
  4.2     Form of Warrant Certificate (included as Exhibit A to the
          Warrant Agreement).
  5.1     Opinion of Kirkland & Ellis regarding legality of securities being registered.
 23.1     Consent of PricewaterhouseCoopers LLP
 23.1     Consent of Kirkland & Ellis -- included in Exhibit 5.1.
 24.1     Powers of Attorney included in Part II of Registration
          Statement.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate. the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (I)(i) and (I)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors. officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT LEE, NEW JERSEY, AS OF SEPTEMBER 21, 1998.

                                          ALPHARMA INC.

                                          By:     /s/ JEFFREY E. SMITH
                                            ------------------------------------
                                                      Jeffrey E. Smith
                                                Vice President, Finance and
                                                  Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey E. Smith and Robert F. Wrobel and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.

                  SIGNATURE                                  TITLE                         DATE
                  ---------                                  -----                         ----

            /s/ EINAR W. SISSENER              Chairman and Chief Executive         September 21, 1998
---------------------------------------------    Officer and Director
              Einar W. Sissener

             /s/ GERT W. MUNTHE                President and Chief Operating        September 21, 1998
---------------------------------------------    Officer and Director
               Gert W. Munthe

            /s/ JEFFREY E. SMITH               Vice President, Finance and Chief    September 21, 1998
---------------------------------------------    Financial Officer
              Jeffrey E. Smith

              /s/ I. ROY COHEN                 Director                             September 21, 1998
---------------------------------------------
                I. Roy Cohen

              /s/ THOMAS GIBIAN                Director                             September 21, 1998
---------------------------------------------
                Thomas Gibian

              /s/ GLEN E. HESS                 Director                             September 21, 1998
---------------------------------------------
                Glen E. Hess

                  SIGNATURE                                  TITLE                         DATE
                  ---------                                  -----                         ----
            /s/ ERIK G. TANDBERG               Director                             September 21, 1998
---------------------------------------------
              Erik G. Tandberg

            /s/ PETER G. TOMBROS               Director                             September 21, 1998
---------------------------------------------
              Peter G. Tombros

             /s/ ERIK HORNNAESS                Director                             September 21, 1998
---------------------------------------------
               Erik Hornnaess

            /s/ OYVIN A. BROYMER               Director                             September 21, 1998
---------------------------------------------
              Oyvin A. Broymer